                                                                   EXHIBIT 99.04








                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
          (a wholly owned subsidiary of Ambac Financial Group, Inc.)

                   Consolidated Unaudited Financial Statements

               As of September 30, 2000 and December 31, 1999 and
                for the Periods Ended September 30, 2000 and 1999

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements
(Dollars in Thousands)


     (1)  Basis of Presentation


     Ambac Assurance Corporation ("Ambac Assurance") is a leading guarantor of municipal and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Rating Group, Fitch, and Rating and Investment Information, Inc. Financial guarantees underwritten by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. In the case of a monetary default on the guaranteed bond, payments may not be accelerated by the policyholder without Ambac Assurance's consent. As of September 30, 2000, Ambac Assurance's net guarantees in force (principal and interest) were $402,115,636. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. ("AFGI"), a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

     In December 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial guarantee insurance company, guaranteed bonds primarily for college and hospital infrastructure projects. Ambac Assurance and Connie Lee have arrangements in place to ensure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

     Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited. Additionally, Ambac Assurance had served clients in international markets through its participation in MBIA.AMBAC International, an unincorporated joint venture with MBIA Insurance Corporation ("MBIA"). On March 21, 2000, Ambac Assurance and MBIA announced the restructuring of that arrangement. Ambac Assurance and MBIA will continue having reciprocal reinsurance arrangements for international business until at least the end of 2000, however, the companies will market and originate financial guarantees independently. Originally, the restructuring would not have applied to joint venture activities in Japan. Ambac Assurance and MBIA subsequently determined to include the Japan market in the restructuring in order to use a consistent approach to the conduct of business in the global markets.

     Ambac Credit Products L.L.C. ("ACP"), a wholly owned subsidiary of Ambac Assurance, also provides credit protection in the form of structured credit derivatives. These structured credit derivatives require that ACP make a payment upon the occurrence of certain defined credit events relating to an underlying obligation. Should a credit event occur, ACP would generally pay an amount equivalent to the difference between the par value and market value of the underlying obligation. The majority of ACP's structured credit derivatives have been structured with certain first loss protection.

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements (Continued)
(Dollars in Thousands)



     Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L..P. ("AFSLP"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFSLP, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of AFGI, owns a general partnership interest representing 10% of the total partnership interest in AFSLP.

          The accompanying consolidated unaudited interim financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the nine months ended September 30, 2000 may not be indicative of the results that may be expected for the full year ending December 31, 2000. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999.

                  Ambac Assurance Corporation and Subsidiaries
                           Consolidated Balance Sheets
                    September 30, 2000 and December 31, 1999
                    (Dollars in Thousands Except Share Data)



                                                                                     September 30, 2000        December 31, 1999
                                                                                 -----------------------    ------------------------


                                     ASSETS
                                     ------

Investments:
       Fixed income securities, at fair value
           (amortized cost of $3,963,061 in 2000 and $3,657,146 in 1999)                    $3,937,675                   $3,515,969
       Short-term investments, at cost (approximates fair value)                               124,351                      207,121
       Other                                                                                       785                            -
                                                                                 ----------------------     ------------------------
           Total investments                                                                 4,062,811                    3,723,090

Cash                                                                                             6,740                        6,531
Securities purchased under agreements to resell                                                 16,009                            -
Receivable for securities sold                                                                     324                       18,011
Investment income due and accrued                                                               63,847                       61,147
Deferred acquisition costs                                                                     147,413                      135,324
Reinsurance recoverable                                                                            826                          500
Prepaid reinsurance                                                                            239,281                      217,977
Other assets                                                                                   187,206                      219,231
                                                                                 ----------------------     ------------------------
           Total assets                                                                     $4,724,457                   $4,381,811
                                                                                 ======================     ========================

                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------

Liabilities:
       Unearned premiums                                                                    $1,507,863                   $1,441,679
       Losses and loss adjustment expenses                                                     128,517                      121,475
       Ceded reinsurance balances payable                                                       13,607                       15,028
       Deferred income taxes                                                                    84,742                       27,860
       Current income taxes                                                                     30,861                       33,782
       Other liabilities                                                                       198,654                      233,127
       Payable for securities purchased                                                         22,853                       93,149
                                                                                 ----------------------     ------------------------
           Total liabilities                                                                 1,987,097                    1,966,100
                                                                                 ----------------------     ------------------------

Stockholder's equity:
       Preferred stock, par value $1,000 per share; authorized
           shares - 285,000; issued and outstanding shares - none                                  -                            -
       Common stock, par value $2.50 per share; authorized shares
           - 40,000,000; issued and outstanding shares - 32,800,000
           at September 30, 2000 and December 31, 1999                                          82,000                       82,000
       Additional paid-in capital                                                              757,863                      751,522
       Accumulated other comprehensive loss                                                    (17,235)                     (92,049)
       Retained earnings                                                                     1,914,732                    1,674,238
                                                                                 ----------------------     ------------------------
           Total stockholder's equity                                                        2,737,360                    2,415,711
                                                                                 ----------------------     ------------------------
           Total liabilities and stockholder's equity                                       $4,724,457                   $4,381,811
                                                                                 ======================     ========================







See accompanying Notes to Consolidated Unaudited Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)
                For The Periods Ended September 30, 2000 and 1999
                             (Dollars in Thousands)


                                                        Three Months Ended                       Nine Months Ended
                                                           September 30,                            September 30,
                                               -------------------------------------    -------------------------------------
                                                    2000                 1999                2000                 1999
                                               ----------------     ----------------    ----------------     ----------------
Revenues:

    Gross premiums written                            $148,755             $108,415            $341,125             $299,465
    Ceded premiums written                             (20,077)             (11,896)            (62,451)             (33,440)
                                               ----------------     ----------------    ----------------     ----------------
          Net premiums written                        $128,678              $96,519            $278,674             $266,025
                                               ================     ================    ================     ================

    Net premiums earned                                $79,510              $69,056            $233,208             $194,763
    Net fees earned and other income                     7,949                4,430              31,387               15,376
    Net investment income                               61,302               53,045             178,172              154,003
    Net realized losses                                 (2,535)                 (62)             (2,103)              (5,542)
                                               ----------------     ----------------    ----------------     ----------------
         Total revenues                                146,226              126,469             440,664              358,600
                                               ----------------     ----------------    ----------------     ----------------

Expenses:

    Losses and loss adjustment expenses                  3,908                3,000              10,757                8,000
    Underwriting and operating expenses                 14,399               13,167              46,509               40,401
    Interest expense                                     1,004                  755               3,043                2,212
                                               ----------------     ----------------    ----------------     ----------------
         Total expenses                                 19,311               16,922              60,309               50,613
                                               ----------------     ----------------    ----------------     ----------------

    Income before income taxes                         126,915              109,547             380,355              307,987

    Provision for income taxes                          31,641               26,611              95,011               73,746
                                               ----------------     ----------------    ----------------     ----------------

    Net income                                         $95,274              $82,936            $285,344             $234,241
                                               ================     ================    ================     ================















See accompanying Notes to Consolidated Unaudited Financial Statements

                  Ambac Assurance Corporation and Subsidiaries
                 Consolidated Statements of Stockholder's Equity
              For The Nine Months Ended September 30, 2000 and 1999
                             (Dollars in Thousands)


                                                                    2000                                    1999
                                                          -----------------------------        --------------------------------
Retained Earnings:
       Balance at January 1                                 $1,674,238                              $1,404,673
       Net income                                              285,344        $285,344                 234,241        $234,241
                                                                       ----------------                        ----------------
       Dividends declared - common stock                       (44,850)                                (39,000)
                                                          -------------                        ----------------
       Balance at September 30                              $1,914,732                              $1,599,914
                                                          -------------                        ----------------

Accumulated Other Comprehensive (Loss) Income:
       Balance at January 1                                   ($92,049)                               $138,651
       Unrealized gains (losses) on securities,
         $117,992 and ($151,059), pre-tax, in 2000
         and 1999, respectively (1)                                             76,695                                (161,829)
       Foreign currency loss                                                    (1,881)                                   (205)
                                                                       ----------------                        ----------------
       Other comprehensive income (loss)                        74,814          74,814                (162,034)       (162,034)
                                                          -----------------------------        --------------------------------
       Comprehensive income                                                   $360,158                                 $72,207
                                                                       ================                        ================
       Balance at September 30                                ($17,235)                               ($23,383)
                                                          -------------                        ----------------

Preferred Stock:
       Balance at January 1 and September 30                        $-                                      $-
                                                          -------------                        ----------------

Common Stock:
       Balance at January 1 and September 30                   $82,000                                 $82,000
                                                          -------------                        ----------------

Additional Paid-in Capital:
       Balance at January 1                                   $751,522                                $541,021
       Capital contribution                                          -                                 101,479
       Exercise of stock options                                 6,341                                   1,225
                                                          -------------                        ----------------
       Balance at September 30                                $757,863                                $643,725
                                                          -------------                        ----------------

Total Stockholder's Equity at September 30                  $2,737,360                              $2,302,256
                                                          =============                        ================

(1) Disclosure of reclassification amount:
Unrealized holding gains (losses) arising during period         75,328                               ($165,431)
Less: reclassification adjustment for net losses
    included in net income                                      (1,367)                                 (3,602)
                                                          -------------                        ----------------
Net unrealized gains (losses) on securities                    $76,695                               ($161,829)
                                                          =============                        ================
















See accompanying Notes to Consolidated Unaudited Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
              For The Nine Months Ended September 30, 2000 and 1999
                             (Dollars in Thousands)


                                                                                  Nine Months Ended
                                                                                    September 30,
                                                                          -----------------------------------
                                                                               2000                1999
                                                                          ---------------     ---------------
Cash flows from operating activities:
     Net income                                                                 $285,344            $234,241
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                                 2,198               1,703
     Amortization of bond premium and discount                                    (3,826)             (3,477)
     Current income taxes                                                         (2,921)             11,387
     Deferred income taxes                                                        15,585               7,429
     Deferred acquisition costs                                                  (12,089)            (12,460)
     Unearned premiums, net                                                       44,880              71,237
     Losses and loss adjustment expenses                                           6,716               7,183
     Ceded reinsurance balances payable                                           (1,421)             (2,494)
     Net realized losses                                                           2,103               5,542
     Premiums receivable                                                          (2,042)              5,050
     Other, net                                                                    9,185              12,841
                                                                          ---------------     ---------------
            Net cash provided by operating activities                            343,712             338,182
                                                                          ---------------     ---------------

Cash flows from investing activities:
     Proceeds from sales of bonds                                                449,308             913,028
     Proceeds from maturities of bonds                                            93,633             126,435
     Purchases of bonds                                                         (896,433)         (1,236,499)
     Change in short-term investments                                             82,770             (84,888)
     Securities purchased under agreements to resell                             (16,009)             (4,552)
     Other, net                                                                   (3,992)             (3,547)
                                                                          ---------------     ---------------
            Net cash used in investing activities                               (290,723)           (290,023)
                                                                          ---------------     ---------------

Cash flows from financing activities:
     Dividends paid                                                              (44,850)            (39,000)
     Short-term financing                                                         (7,930)             (6,000)
                                                                          ---------------     ---------------
            Net cash used in financing activities                                (52,780)            (45,000)
                                                                          ---------------     ---------------

            Net cash flow                                                            209               3,159
Cash at January 1                                                                  6,531               4,895
                                                                          ---------------     ---------------
Cash at September 30                                                              $6,740              $8,054
                                                                          ===============     ===============

Supplemental disclosure of cash flow information:
  Cash paid during the period for:
            Income taxes                                                         $76,005             $50,860
                                                                          ===============     ===============
            Interest expense on intercompany line of credit                          $15                $479
                                                                          ===============     ===============



See accompanying Notes to Consolidated Unaudited Financial Statements.